EXHIBIT 99.01

Chegg Reports Strong Q3 2020 Financial Results and Raises Full Year 2020 Guidance
Chegg Subscribers increased 69% year-over-year

SANTA CLARA, Calif., October 26, 2020 /BUSINESS WIRE/ -- Chegg, Inc. (NYSE:CHGG), a Smarter Way to Student®, today reported financial results for the three months ended September 30, 2020.

“We have always said that the future of education was inevitable; to become increasingly online, on demand, and more affordable,” said Dan Rosensweig, CEO & President of Chegg, Inc., “The trends we are seeing in the industry and the momentum we are experiencing globally give us the confidence to raise our guidance again for 2020 and provide our initial outlook for 2021.”

Q3 2020 Highlights:

•Total Net Revenues of $154.0 million, an increase of 64% year-over-year
•Chegg Services Revenues grew 72% year-over-year to $118.9 million, or 77% of total net revenues, compared to 74% in Q3 2019
•Net Loss was $37.1 million
•Non-GAAP Net Income was $24.1 million
•Adjusted EBITDA was $31.9 million
•3.7 million: number of Chegg Services subscribers, an increase of 69% year-over-year
•252 million: total Chegg Study content views

Total net revenues include revenues from Chegg Services and Required Materials. Chegg Services primarily includes Chegg Study, Chegg Writing, Chegg Tutors, Chegg Math Solver, Thinkful, and Mathway. Required Materials includes print textbooks and eTextbooks.

For more information about non-GAAP net income and adjusted EBITDA, and a reconciliation of non-GAAP net income to net loss, and adjusted EBITDA to net loss, see the sections of this press release titled “Use of Non-GAAP Measures,” “Reconciliation of Net Loss to EBITDA and Adjusted EBITDA,” and “Reconciliation of GAAP to Non-GAAP Financial Measures.”

Business Outlook:

Fourth Quarter 2020

•Total Net Revenues in the range of $188 million to $190 million
•Chegg Services Revenues in the range of $162 million to $164 million
•Gross Margin between 72% and 73%
•Adjusted EBITDA in the range of $82 million to $84 million

Full Year 2020

•Total Net Revenues in the range of $626 million to $628 million
•Chegg Services Revenues in the range of $507 million to $509 million
•Gross Margin between 68% and 69%
•Adjusted EBITDA in the range of $201 million to $203 million

Full Year 2021

•Total Net Revenues of approximately $775 million
•Chegg Services Revenues of approximately $655 million
•Gross Margin of approximately 70%
•Adjusted EBITDA of approximately $260 million

For more information about the use of forward-looking non-GAAP measures, a reconciliation of forward-looking net income (loss) to EBITDA and adjusted EBITDA for the fourth quarter 2020, full year 2020, and full year 2021, see the below sections of the press release titled “Use of Non-GAAP Measures,” and “Reconciliation of Forward-Looking Net Income (Loss) to EBITDA and Adjusted EBITDA.”

An updated investor presentation and an investor data sheet can be found on Chegg’s Investor Relations website http://investor.chegg.com.

Prepared Remarks - Dan Rosensweig, CEO Chegg, Inc.

Thank you, Tracey and welcome everyone to Chegg’s third quarter earnings call. First and foremost, we hope you and your families continue to be healthy and well, as we all navigate these unprecedented times. It has become apparent to us, that this terrible pandemic has only further highlighted the need for higher education to transition to a model that is more on-demand, student-centric, affordable, and does a much better job of leveraging technology to the advantage of the learner. As evident in our Q3 results, students more than ever before are relying on Chegg as they navigate their semesters, whether they are back on campus or not. And while our business continues to have an extraordinary year, more importantly, we are helping millions of students get through these uncertain times. In Q3, we saw subscriber growth of 69% year-over-year, reaching 3.7 million students in the quarter. This yielded total net revenue growth of 64%, year-over-year. The inevitable trend towards online learning, the clear need for high-quality online support, and the momentum we are experiencing globally, gives us the confidence to raise our guidance again for 2020 and provide our initial outlook for 2021. Andy will walk you through all of these numbers shortly, but I would like to take a moment to share with you why we believe our results will continue to perform at such a high level.

Millions of students around the world are now asking for a better return for their education and demanding a shift to the model we always knew it would become: increasingly online, on-demand, adaptive, affordable, personalized, and tailored to the modern learner. Chegg has been focused on these things for years so, we believe we are in the best position to not only expand academic support to students but also expand support to learners throughout their professional journey. We have tailored our efforts to reach students on different paths, including more at online schools and community colleges, and we are also seeing increasing demand for online learning support from students around the world.

Even before the global pandemic, there was a real question around the ROI of a college education and students are demanding the ability to learn faster, have their education directly connect to their career path, and accelerate their path from learning to earning. We know that the modern student also looks very different than they once did. They are older, many have families, they are juggling work and school at the same time, so it comes as no surprise that they need more flexibility when it comes to their learning. More than ever before, like everything else in their lives - entertainment, dining, banking - they expect education to come to them, at the time that is most convenient for them, in the format that they want, at a price they can afford, and that provides a real ROI. Chegg’s online learning support platform is designed to serve the students in just this way.

As a leader in education, we believe Chegg has more direct to student relationships than any other institution, so we are often asked if what we are seeing and experiencing across the industry will continue. Our recent research shows that two thirds of U.S. undergraduates who were asked about their experiences during the recent lockdowns said they would welcome more online education after the pandemic ends. Recent studies also show that the majority of students feel their institution’s main priority should be new ways of finding them a job or an internship. We are seeing a change at the institutional level also, as approximately half of professors now feel online education is an effective teaching method, and feel better prepared to teach online, up from approximately 38% in May. We believe that as students get older, and learn in different environments, their need for high-quality, online academic support will continue to grow.

What this means for Chegg is there’s an overwhelming need for the services we provide, and we see that in the increased demand and engagement across all our platforms, all over the world. And, as students rely on Chegg for more academic support, we continue to expand what we offer, more recently with the acquisition of Mathway. These expanded offerings will also increase the value proposition for Chegg Study Pack, which is why we are seeing higher than expected take rates for that offering, including internationally. Across our businesses, we are seeing extraordinary growth right now. In the U.S., we are seeing growth from many sectors – including students who are taking more courses online, increased penetration into online colleges, and the impact of our technology efforts to reduce account sharing, which was first rolled out in August and more recently, we began to launch multi-factor authentication across the platform as well.

Internationally, the sudden move off campus created an immediate need for online support and introduced students to Chegg in record numbers, accelerating our growth around the world. When you look at the demographics outside of the United States, over 50% of the population is under the age of 30 and they are looking to improve their lives through education. It is clear they need scalable, on-demand support for their courses, which is why they are turning to Chegg. We now provide services to students in over 190 countries and, in Q3 alone, we saw 25% of new questions asked and answered from students outside the United States. This indicates how powerful our model is and that it is a very cost-effective way for us to acquire local content and local audiences, at scale. Collectively, we saw 252 million content views in the quarter, an increase of 82% year-over-year. It is increasingly evident that, in the mind of the students around the world, the need for Chegg is very real.

The other inevitable trend that we have identified is that students everywhere are seeking alternative, less expensive, pathways to pursue their careers. That is why we invested in Thinkful and in skills-based learning. We think our strategy of increasing the curriculum to match to the most in-demand jobs, lowering our prices, offering Income Sharing Agreements, and building in live chat support is a better model than anyone else has to offer.

And while we continue to navigate this complicated time in our history, while so many things have changed, some things remain the same. There will always be a need for students to learn new skills in order to improve their opportunities. There will always be institutional pathways, but they will now be both offline and online. There has always been a need to connect academic to professional pathways and we believe this moment in time will create a major acceleration of that trend. That is why we built Chegg, from day one, to be an advocate for this transition in higher education and why we continue to invest in supporting anyone on their learning journey. This is why we are reinventing the model of learning to earning, with lower priced, higher quality, human support, at scale - all exclusively online. And building a company like this can only be done by people who are dedicated to the mission of putting students first. So, on that note, I want to take a moment to congratulate the incredible Chegg team for, once again, being honored this year as one of Fortune Magazine’s Great Places to Work for the third year in a row. It’s a real Chegg threepeat! I could not be prouder of this incredible group of employees who have remained so focused and executed so brilliantly during this unusual time in the world and I want to thank them for everything they do to make Chegg great.

And, with that, I will turn it over to Andy. Andy?

Prepared Remarks - Andy Brown, CFO Chegg, Inc.
Thanks Dan and good afternoon everyone.

First and foremost, I hope you and your families are staying safe during these difficult times. As you can see from the results, Chegg had another great quarter with our business metrics and financials once again ahead of our expectations. During the quarter we also executed a very well received convertible debt offering. The success we are experiencing both domestically and internationally give us the confidence to raise our guidance again for 2020 and, as we have for the past 4 years, provide an early initial outlook for next year, despite ongoing economic uncertainties.

Looking specifically at the third quarter, total revenue was $154 million, a 64% increase over Q3 2019, driven primarily by 69% subscriber growth to 3.7 million, as we continue to see significant growth opportunities in both domestic and increasingly in international markets.

Adjusted EBITDA for the quarter was well ahead of what we expected at $32 million, as we continue to see strong leverage in the model, all while making incremental investments to build for the future.

We ended the quarter with approximately $1.8 billion of cash and investments. In the quarter, we completed a very issuer friendly convertible debt offering along with a concurrent exchange of approximately 50% of the outstanding principal on our 2023 notes that were deep in-the-money. We expect to use the cash on our balance sheet and future operating cash flows to fund our current business, including potential acquisitions and to call or repurchase outstanding notes at opportunistic times to minimize shareholder dilution from these instruments. We continue to believe the combination of our scale, balance sheet, operating model and cash flows are the strongest in the education industry which we believe provide a significant advantage to both our customers and our shareholders.

Moving on to guidance. Based on the strong results from Q3 and the continued momentum we are experiencing, we are increasing our guidance for 2020.

For Q4 we now expect:

•Total revenue between $188 and $190 million, with Chegg Services between $162 and $164 million;
•Gross margin between 72 and 73%;
•And adjusted EBITDA between $82 and $84 million

As a result, we are increasing our full year 2020 guidance and now expect:

•Total revenue between $626 and $628 million, with Chegg Services between $507 and $509 million;
•Gross margin between 68 and 69%;
•And adjusted EBITDA between $201 and $203 million.

Turning to 2021:

Our initial expectation for total revenue is approximately $775 million, with Chegg Services revenue growing to approximately $655 million. We expect gross margin to be approximately 70% and expect continued leverage in the model with adjusted EBITDA expanding to approximately $260 million, increasing adjusted EBITDA margin more than 150 basis points over 2020.

In closing, we had another strong quarter in Q3. We delivered above the high end of our expectations, giving us confidence to increase Q4 and full year guidance, and provide a strong initial outlook for 2021. It is becoming increasingly clear that our model is the envy of the education landscape, by serving students directly with high value, affordable services, while improving their outcomes, helping them move from learning to earning.

With that, I’ll turn the call over to the operator for your questions.

Conference Call and Webcast Information

To access the call, please dial 1-877-407-4018, or outside the U.S. +1-201-689-8471, five minutes prior to 1:30 p.m. Pacific Daylight Time (or 4:30 p.m. Eastern Daylight Time). A live webcast of the call will also be available at http://investor.chegg.com under the Events & Presentations menu. An audio replay will be available beginning at 4:30 p.m. Pacific Daylight Time (or 7:30 p.m. Eastern Daylight Time) on October 26, 2020, until 8:59 p.m. Pacific Daylight Time (or 11:59 p.m. Eastern Daylight Time) on November 2, 2020, by calling 1-844-512-2921, or outside the U.S. +1-412-317-6671, with Conference ID 13711524. An audio archive of the call will also be available at http://investor.chegg.com.

Use of Investor Relations Website for Regulation FD Purposes

Chegg also uses its media center website, http://www.chegg.com/press, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor http://www.chegg.com/press, in addition to following press releases, Securities and Exchange Commission filings and public conference calls and webcasts.

About Chegg

Chegg is a Smarter Way to Student. As the leading direct-to-student learning platform, we strive to improve educational outcomes by putting the student first in all our decisions. We support students on their journey from high school to college and into their career with tools designed to help them pass their test, pass their class, and save money on required materials. Our services are available online, anytime and anywhere, so we can reach students when they need us most. Chegg is a publicly held company based in Santa Clara, California and trades on the NYSE under the symbol CHGG. For more information, visit www.chegg.com.

Use of Non-GAAP Measures

To supplement Chegg’s financial results presented in accordance with generally accepted accounting principles in the United States (GAAP), this press release and the accompanying tables and the related earnings conference call contain non-GAAP financial measures, including adjusted EBITDA, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP net income, non-GAAP weighted average shares, non-GAAP net income per share, and free cash flow. For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the section of the accompanying tables titled, “Reconciliation of Net Loss to EBITDA and Adjusted EBITDA,” “Reconciliation of GAAP to Non-GAAP Financial Measures,” “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow,” and “Reconciliation of Forward-Looking Net Income (Loss) to EBITDA and Adjusted EBITDA.”

The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. Chegg defines (1) adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for print textbook depreciation expense and to exclude share-based compensation expense, other (expense) income, net, restructuring charges, acquisition-related compensation costs, the loss from impairment on strategic equity investment and the donation from Chegg Foundation; (2) non-GAAP operating expenses as operating expenses excluding share-based compensation expense, amortization of intangible assets, restructuring charges, acquisition-related compensation costs, the loss from impairment on strategic equity investment and the donation from Chegg Foundation; (3) non-GAAP income from operations as (loss) income from operations excluding share-based compensation expense, amortization of intangible assets, restructuring charges, acquisition-related compensation costs, the loss from impairment on strategic equity investment and the donation from Chegg Foundation; (4) non-GAAP net income as net loss excluding share-based compensation expense, amortization of intangible assets, restructuring charges, acquisition-related compensation costs, the loss from impairment on strategic equity investment, the donation from Chegg Foundation, amortization of debt discount and issuance costs, and the loss on early extinguishment of debt; (5) non-GAAP weighted average shares outstanding as weighted average shares outstanding adjusted for the effect of dilutive options, restricted stock units, and shares related to our convertible senior notes; (6) non-GAAP net income per share is defined as non-GAAP net income divided by non-GAAP weighted average shares outstanding; and (7) free cash flow as net cash provided by operating activities excluding purchases of property and equipment, purchases of textbooks, and proceeds from disposition of textbooks. To the extent additional significant non-recurring items arise in the future, Chegg may consider whether to exclude such items in calculating the non-GAAP financial measures it uses.

Chegg believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding Chegg’s performance by excluding items that may not be indicative of Chegg’s core business, operating results or future outlook. Chegg management uses these non-GAAP financial measures in assessing Chegg’s operating results, as well as when planning, forecasting and analyzing future periods and believes that such measures enhance investors’ overall understanding of our current financial performance. These non-GAAP financial measures also facilitate comparisons of Chegg’s performance to prior periods.

As presented in the “Reconciliation of Net Loss to EBITDA and Adjusted EBITDA,” “Reconciliation of GAAP to Non-GAAP Financial Measures,” “Reconciliation of Forward-Looking Net Income (Loss) to EBITDA and Adjusted EBITDA,” and “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow” tables below, each of the non-GAAP financial measures excludes one or more of the following items:

Share-based compensation expense.

Share-based compensation expense is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Chegg's control. As a result, management excludes this item from Chegg's internal operating forecasts and models. Management believes that non-GAAP measures adjusted for share-based compensation expense provide investors with a basis to measure Chegg's core performance against the performance of other companies without the variability created by share-based compensation as a result of the variety of equity awards used by other companies and the varying methodologies and assumptions used.

Amortization of intangible assets.

Chegg amortizes intangible assets that it acquires in conjunction with business combinations, which results in non-cash operating expenses that would not otherwise have been incurred had Chegg internally developed such intangible assets. Chegg believes excluding the accounting expense associated with acquired intangible assets from non-GAAP measures allows for a more accurate assessment of its ongoing operations.

Restructuring charges.

Restructuring charges primarily relate to Chegg's strategic partnership with the National Research Center for College & University Admissions. These restructuring charges are excluded from non-GAAP financial measures because they are the result of discrete events that are not considered core-operating activities. Chegg believes that it is appropriate to exclude restructuring charges from non-GAAP financial measures because it enables the comparison of period-over-period operating results from continuing operations.

Acquisition-related compensation costs.

Acquisition-related compensation costs include compensation expense resulting from the employment retention of certain key employees established in accordance with the terms of the acquisitions. In most cases, these acquisition-related compensation costs are not factored into management's evaluation of potential acquisitions or Chegg's performance after completion of acquisitions, because they are not related to Chegg's core operating performance. In addition, the frequency and amount of such charges can vary significantly based on the size and timing of acquisitions and the maturities of the businesses being acquired. Excluding acquisition-related compensation costs from non-GAAP measures provides investors with a basis to compare Chegg’s results against those of other companies without the variability caused by purchase accounting.

Amortization of debt discount and issuance costs.

Under GAAP, we are required to separately account for the liability (debt) and equity (conversion option) components of our convertible senior notes that were issued in private placements. Accordingly, for GAAP purposes we are required to recognize the effective interest expense on our convertible senior notes and amortize the debt discount and issuance costs over the term of the notes. The difference between the effective interest expense and the contractual interest expense are excluded from management's assessment of our operating performance because management believes that these non-cash expenses are not indicative of ongoing operating performance. Chegg believes that the exclusion of the non-cash interest expense provides investors an enhanced view of our performance and enables the comparison of period-over-period results.

Loss on early extinguishment of debt.

In August 2020, in connection with our issuance of 0% convertible senior notes due in 2026, we exchanged $172.0 million aggregate principal amount of 0.25% convertible senior notes due in 2023 (2023 notes) and we have also settled immaterial conversion requests for our 2023 notes. Under GAAP, we are required to compare the fair value of exchanged or converted notes to the respective carrying amount of the liability component and record a gain or loss. The loss on early extinguishment of debt is a non-cash expense, and we believe its exclusion provides investors with a better comparison of period-over-period results.

Loss from impairment of strategic equity investment.

The loss from impairment of strategic equity investment represents a one-time event to record an impairment charge on our strategic equity investment in WayUp, Inc. The loss from impairment of strategic equity investment is a non-cash expense and we believe the exclusion of the impairment charge from non-GAAP financial measures provides investors with a better comparison of period-over-period results.

Donation from Chegg Foundation.

The donation from Chegg Foundation represents a one-time event to transfer funds to a third party, for the benefit of Chegg.org, our not for profit arm of Chegg. Chegg believes that it is appropriate to exclude the donation from Chegg Foundation from non-GAAP financial measures because it is the result of a discrete event that is not considered a core-operating activity and enables the comparison of period-over-period operating results.

Free cash flow.

Free cash flow represents net cash provided by operating activities excluding purchases of property and equipment and purchases of textbooks and including proceeds from the disposition of textbooks. Chegg considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property and equipment and textbooks, which can then be used to, among other things, invest in Chegg's business and make strategic acquisitions. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in Chegg's cash balance for the period.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which include, without limitation statements regarding the impact of the ongoing coronavirus (COVID-19) pandemic on Chegg’s financial condition and results of operations, Chegg's continued momentum and 2020 guidance; and those included in the investor presentation referenced above, those included in the “Prepared Remarks” sections above, and all statements about Chegg’s outlook under “Business Outlook.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “endeavor,” “will,” “should,” “future,” “transition,” “outlook” and similar expressions, as they relate to Chegg, are intended to identify forward-looking statements. These statements are not guarantees of future performance, and are based on management’s expectations as of the date of this press release and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially from any future results, performance or achievements. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include the following: Chegg’s ability to attract new students, increase engagement and increase monetization; the ongoing uncertainty regarding the return of students to in-person studies and remote learning, and the effects of COVID-19 on college enrollment; Chegg’s ability to attract new students from high schools and colleges, which are populations with inherently high turnover; the ease of accessing Chegg’s offerings through search engines; the rate of adoption of Chegg’s offerings; the effect and integration of Chegg’s acquisition of Imagine Easy Solutions, Cogeon, WriteLab, StudyBlue, Thinkful, and Mathway; Chegg’s ability to strategically take advantage of new opportunities; competitive developments, including pricing pressures and other services targeting students; Chegg’s anticipated growth of Chegg Services; Chegg’s ability to build and expand its services offerings; Chegg’s ability to develop new products and services on a cost-effective basis and to integrate acquired businesses and assets; the impact of seasonality on the business; Chegg's reputation with students and tutors; the outcome of any current litigation and investigations; the ability of our logistics partners to manage the fulfillment processes; the effect of Chegg's transition to using FedEx as its logistics partner; Chegg’s ability to effectively control operating costs; changes in Chegg’s addressable market; regulatory changes, in particular concerning education, privacy and marketing; changes in the education market; and general economic, political and industry conditions, including the ongoing COVID-19 pandemic. All information provided in this release and in the conference call is as of the date hereof and Chegg undertakes no duty to update this information except as required by law. These and other important risk factors are described more fully in documents filed with the Securities and Exchange Commission, including Chegg’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020 filed with the Securities and Exchange Commission on August 3, 2020 and Chegg's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020 to be filed with the Securities and Exchange Commission, and could cause actual results to vary from expectations.

CHEGG, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for number of shares and par value)
(unaudited)

	September 30, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$527,541	$387,520
Short-term investments	723,327	381,074
Accounts receivable, net of allowance of $198 and $56 at September 30, 2020 and December 31, 2019, respectively	12,487	11,529
Prepaid expenses	15,082	10,538
Other current assets	21,059	16,606
Total current assets	1,299,496	807,267
Long-term investments	521,261	310,483
Textbook library, net	34,575	—
Property and equipment, net	113,058	87,359
Goodwill	284,809	214,513
Intangible assets, net	55,386	34,667
Right of use assets	14,124	15,931
Other assets	18,948	18,778
Total assets	$2,341,657	$1,488,998
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$5,838	$7,362
Deferred revenue	51,941	18,780
Current operating lease liabilities	5,652	5,283
Accrued liabilities	79,524	39,964
Total current liabilities	142,955	71,389
Long-term liabilities
Convertible senior notes, net	1,536,984	900,303
Long-term operating lease liabilities	11,661	14,513
Other long-term liabilities	4,665	3,964
Total long-term liabilities	1,553,310	918,780
Total liabilities	1,696,265	990,169
Commitments and contingencies
Stockholders' equity:
Preferred stock, 0.001 par value – 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, 0.001 par value 400,000,000 shares authorized; 128,654,401 and 121,583,501 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	129	122
Additional paid-in capital	1,092,574	916,095
Accumulated other comprehensive income (loss)	1,333	(1,096)
Accumulated deficit	(448,644)	(416,292)
Total stockholders' equity	645,392	498,829
Total liabilities and stockholders' equity	$2,341,657	$1,488,998

CHEGG, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net revenues	$154,018	$94,151	$438,617	$285,422
Cost of revenues(1)	62,370	22,164	148,284	66,017
Gross profit	91,648	71,987	290,333	219,405
Operating expenses:
Research and development(1)	44,041	36,442	123,956	101,199
Sales and marketing(1)	24,625	16,822	60,621	47,334
General and administrative(1)	40,784	23,752	98,221	70,044
Restructuring charges	—	28	—	97
Total operating expenses	109,450	77,044	282,798	218,674
(Loss) income from operations	(17,802)	(5,057)	7,535	731
Interest expense, net and other (expense) income, net:
Interest expense, net	(17,468)	(13,548)	(44,320)	(31,294)
Other (expense) income, net	(804)	7,751	7,396	14,571
Total interest expense, net and other (expense) income, net	(18,272)	(5,797)	(36,924)	(16,723)
Loss before provision for income taxes	(36,074)	(10,854)	(29,389)	(15,992)
Provision for income taxes	1,066	623	2,875	1,832
Net loss	$(37,140)	$(11,477)	$(32,264)	$(17,824)
Net loss per share, basic and diluted	$(0.29)	$(0.10)	$(0.26)	$(0.15)
Weighted average shares used to compute net loss per share, basic and diluted	126,194	120,085	124,162	118,547

(1) Includes share-based compensation expense as follows:
Cost of revenues	$262	$96	$644	$295
Research and development	8,433	5,741	23,044	15,876
Sales and marketing	2,431	1,843	7,053	5,405
General and administrative	10,403	9,185	28,668	25,779
Total share-based compensation expense	$21,529	$16,865	$59,409	$47,355

CHEGG, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities
Net loss	$(32,264)	$(17,824)
Adjustments to reconcile net loss to net cash provided by operating activities:
Print textbook depreciation expense	10,699	—
Other depreciation and amortization expense	33,088	21,369
Share-based compensation expense	59,409	47,355
Amortization of debt discount and issuance costs	42,910	30,114
Repayment of convertible senior notes attributable to debt discount	(14,912)	—
Loss on early extinguishment of debt	3,315	—
Loss from write-off of property and equipment	1,057	832
Loss from impairment of strategic equity investment	10,000	—
Gain on textbook library, net	(2,028)	—
Deferred income taxes	(17)	59
Operating lease expense, net of accretion	3,400	3,284
Other non-cash items	(85)	(370)
Change in assets and liabilities, net of effect of acquisition of business:
Accounts receivable	106	(850)
Prepaid expenses and other current assets	(6,178)	(20,741)
Other assets	(2,638)	1,989
Accounts payable	(1,634)	(3,983)
Deferred revenue	32,239	10,039
Accrued liabilities	34,276	18,095
Other liabilities	(2,088)	(2,793)
Net cash provided by operating activities	168,655	86,575
Cash flows from investing activities
Purchases of property and equipment	(57,457)	(31,520)
Purchases of textbooks	(49,641)	—
Proceeds from disposition of textbooks	7,012	—
Purchases of investments	(968,106)	(822,869)
Proceeds from sale of investments	—	53,261
Maturities of investments	412,046	190,744
Purchase of strategic equity investment	(2,000)	—
Acquisition of business, net of cash acquired	(92,796)	—
Net cash used in investing activities	(750,942)	(610,384)
Cash flows from financing activities
Proceeds from common stock issued under stock plans, net	9,236	27,723
Payment of taxes related to the net share settlement of equity awards	(65,224)	(91,076)
Proceeds from issuance of convertible senior notes, net of issuance costs	984,096	780,180
Purchase of convertible senior notes capped call	(103,400)	(97,200)
Repayment of convertible senior notes	(159,677)	—
Proceeds from exercise of convertible senior notes capped call	57,414	—
Repurchase of common stock	—	(20,000)
Net cash provided by financing activities	722,445	599,627
Net increase in cash, cash equivalents and restricted cash	140,158	75,818
Cash, cash equivalents and restricted cash, beginning of period	389,432	375,945
Cash, cash equivalents and restricted cash, end of period	$529,590	$451,763

	Nine Months Ended September 30,
	2020	2019
Supplemental cash flow data:
Cash paid during the period for:
Interest	$1,546	$901
Income taxes	$2,450	$1,492
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$5,174	$3,847
Right of use assets obtained in exchange for lease obligations:
Operating leases	$1,713	$2,638
Non-cash investing and financing activities:
Accrued purchases of long-lived assets	$6,102	$4,452
Accrued escrow related to acquisition	$7,451	$—
Issuance of common stock related to prior acquisition	$—	$3,003
Issuance of common stock related to repayment of convertible senior notes	$327,141	$—

	September 30,
	2020	2019
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$527,541	$450,457
Restricted cash included in other current assets	313	125
Restricted cash included in other assets	1,736	1,181
Total cash, cash equivalents and restricted cash	$529,590	$451,763

CHEGG, INC.
RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net loss	$(37,140)	$(11,477)	$(32,264)	$(17,824)
Interest expense, net	17,468	13,548	44,320	31,294
Provision for income taxes	1,066	623	2,875	1,832
Print textbook depreciation expense	3,637	—	10,699	—
Other depreciation and amortization expense	13,254	7,435	33,088	21,369
EBITDA	(1,715)	10,129	58,718	36,671
Print textbook depreciation expense	(3,637)	—	(10,699)	—
Share-based compensation expense	21,529	16,865	59,409	47,355
Other (expense) income, net	804	(7,751)	(7,396)	(14,571)
Restructuring charges	—	28	—	97
Acquisition-related compensation costs	4,945	2,309	9,161	6,988
Loss from impairment of strategic equity investment	10,000	—	10,000	—
Donation from Chegg Foundation	—	1,478	—	1,478
Adjusted EBITDA	$31,926	$23,058	$119,193	$78,018

CHEGG, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except percentages and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Operating expenses	$109,450	$77,044	$282,798	$218,674
Share-based compensation expense	(21,267)	(16,769)	(58,765)	(47,060)
Amortization of intangible assets	(4,408)	(1,490)	(9,875)	(4,993)
Restructuring charges	—	(28)	—	(97)
Acquisition-related compensation costs	(4,945)	(2,309)	(9,161)	(6,988)
Loss from impairment of strategic equity investment	(10,000)	—	(10,000)	—
Donation from Chegg Foundation	—	(1,478)	—	(1,478)
Non-GAAP operating expenses	$68,830	$54,970	$194,997	$158,058

(Loss) income from operations	$(17,802)	$(5,057)	$7,535	$731
Share-based compensation expense	21,529	16,865	59,409	47,355
Amortization of intangible assets	4,408	1,490	9,875	4,993
Restructuring charges	—	28	—	97
Acquisition-related compensation costs	4,945	2,309	9,161	6,988
Loss from impairment of strategic equity investment	10,000	—	10,000	—
Donation from Chegg Foundation	—	1,478	—	1,478
Non-GAAP income from operations	$23,080	$17,113	$95,980	$61,642

Net loss	$(37,140)	$(11,477)	$(32,264)	$(17,824)
Share-based compensation expense	21,529	16,865	59,409	47,355
Amortization of intangible assets	4,408	1,490	9,875	4,993
Restructuring charges	—	28	—	97
Acquisition-related compensation costs	4,945	2,309	9,161	6,988
Amortization of debt discount and issuance costs	17,018	13,089	42,910	30,114
Loss on early extinguishment of debt	3,315	—	3,315	—
Loss from impairment of strategic equity investment	10,000	—	10,000	—
Donation from Chegg Foundation	—	1,478	—	1,478
Non-GAAP net income	$24,075	$23,782	$102,406	$73,201

Weighted average shares used to compute net loss per share	126,194	120,085	124,162	118,547
Effect of shares for stock plan activity	4,268	5,960	4,406	7,670
Effect of shares related to convertible senior notes	8,721	4,098	4,422	3,709
Non-GAAP weighted average shares used to compute non-GAAP net income per share	139,183	130,143	132,990	129,926

Net loss per share	$(0.29)	$(0.10)	$(0.26)	$(0.15)
Adjustments	0.46	0.28	1.03	0.71
Non-GAAP net income per share	$0.17	$0.18	$0.77	$0.56

CHEGG, INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2020	2019
Net cash provided by operating activities	$168,655	$86,575
Purchases of property and equipment	(57,457)	(31,520)
Purchases of textbooks	(49,641)	—
Proceeds from disposition of textbooks	7,012	—
Free cash flow	$68,569	$55,055

CHEGG, INC.
RECONCILIATION OF FORWARD-LOOKING NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ending December 31, 2020	Year Ending December 31, 2020	Year Ending December 31, 2021
Net income (loss)	$18,600	$(13,900)	$73,000
Interest expense, net*	22,300	66,600	8,300
Provision for income taxes	1,100	4,000	5,200
Print textbook depreciation expense	4,600	15,300	15,000
Other depreciation and amortization expense	13,800	46,900	58,200
EBITDA	60,400	118,900	159,700
Print textbook depreciation expense	(4,600)	(15,300)	(15,000)
Share-based compensation expense	24,600	84,000	108,000
Other income, net	(2,300)	(9,700)	(4,700)
Acquisition-related compensation costs	4,900	14,100	12,000
Loss from impairment of strategic equity investment	—	10,000	—
Adjusted EBITDA**	$83,000	$202,000	$260,000

* Interest expense, net guidance for the year ending December 31, 2021 represents the impact of the early adoption of Accounting Standards Update (ASU) 2020-06, Accounting for Convertible Instruments and Contracts in an Entity's Own Equity on January 1, 2021. ASU 2020-06 removes the cash conversion feature separation model for convertible instruments which we believe will result in lower non-cash interest expense related to the amortization of debt discount for the year ending December 31, 2021. We will continue to evaluate the impacts of this guidance as we near our adoption date.

** Adjusted EBITDA guidance for the three months ending September 30, 2020 and year ending December 31, 2020 represents the midpoint of the ranges of $82 million to $84 million and $201 million to $203 million, respectively.